Exhibit 10.3

APPENDIX A-Q3-4 2022
To RingCentral, Inc. Executive Bonus Plan
Q3-4 2022 Performance Goals
(Effective as of June 1, 2022)

1.Q3-4 2022 Performance Period and Performance Goals. For the calendar quarters Q3-4 2022, there are two quarterly Performance Periods, ending on September 30 and December 31, 2022 (each a “Q3-4 2022 Performance Period”). For each of the two Q3-4 2022 Performance Periods, there are two equally weighted (50% each) performance goals (each, a “Q3-4 2022 Performance Goal”): Revenue and Operating Margin (each as defined below). The chart below set forth the Revenue and Operating Margin Performance Goals for the Q3-4 2022 Performance Periods.

2022 Performance Period	Revenue Performance Goal (in millions)	Operating Margin Performance Goal
Q3	$530.8	10.5%
Q4	$576.3	12.8%
“Revenue” means as to each of the Q3-4 2022 Performance Periods, the Company’s net revenues generated from third parties, including both services revenues and product revenues as defined in the Company’s Form 10-K filed for the calendar year ended December 31, 2021. Net revenue is defined as gross sales less any pertinent discounts, refunds or other contra-revenue amounts, as presented on the Company’s press releases reporting its quarterly financial results.

“Operating Margin” means as to each of the Q3-4 2022 Performance Periods, the Company’s non-GAAP operating income divided by its Revenue. Non-GAAP operating income means the Company’s Revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, legal settlement related charges and as adjusted for certain acquisitions, as presented on the Company’s press releases reporting its quarterly financial results.
2.Funding of Q3-4 2022 Bonus Pool. Subject to the terms of the Plan, including but not limited to Section 3(d) of the Plan, following the end of the Q3-4 2022 Performance Period, the Committee will determine the extent to which each of the Q3-4 2022 Performance Goals are achieved in accordance with the following guidelines.
a.If the Company achieves Revenue in the Q3-4 2022 Performance Period that is lower than the amount of Revenue expected by analyst consensus estimates after the Company has released its guidance for such Q3-4 2022 Performance Period (“Revenue Floor”), the Q3-4 2022 Bonus Pool related to the Revenue Performance Goal for such 2022 Performance Period will not fund.

b.If the Company achieves Operating Margin in the Q3-4 2022 Performance Period that is lower than the Operating Margin expected by analyst consensus estimates after the Company has released its guidance for such Q3-4 2022 Performance Period (“Operating Margin Floor”), the Q3-4 2022 Bonus Pool related to the Operating Margin Performance Goal for such Q3-4 2022 Performance Period will not fund.
c.If the Company achieves Revenue that is at least equal to the Revenue Floor, the Q3-4 2022 Bonus Pool related to the Revenue Performance goal for the Q3-4 2022 Performance Period will fund as follows based on the achievement relative to the applicable Performance Goal.
Revenue: For 100% of the Bonus Pool with respect to Revenue to fund, 100% to 101% of the Performance Goal for Revenue must be achieved. For each 1% of Revenue that is achieved above 101% of the Performance Goal for Revenue, the Bonus Pool with respect to Revenue will be increased by 10%, and for each 1% of Revenue that is achieved below 100% of the Performance Goal for Revenue, the Bonus Pool with respect to Revenue will be reduced by 10%.
d.If the Company achieves Operating Margin that is at least equal to the Operating Margin Floor, the Q3-4 2022 Bonus Pool related to the Operating Margin Performance goal for the 2022 Performance Period will fund as follows based on the achievement relative to the applicable Performance Goal.
Operating Margin: For 100% of the Bonus Pool with respect to Operating Margin to fund, -0.4pts to +0.4pts of the Performance Goal for Operating Margin must be achieved. For each 0.1pts of Operating Margin that is achieved above the Performance Goal for Operating Margin, the Bonus Pool with respect to operating Margin will be increased by 1% (up to a maximum of 120%), and for each 0.1pts of Operating Margin that is achieved below the Performance Goal for Operating Margin, the Bonus Pool with respect to Operating Margin will be reduced by 1%.
The chart below illustrates examples of the funding multiple that will apply to each Performance Goal.

Performance Goal Achievement Revenue	Q3-4 2022 Bonus Pool Funding Payout Percentage for Revenue*
Below Revenue Floor	0%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
101%	100%
102%	110%
103%	120%
104%	130%
105%	140%

Performance Goal Achievement Operating Margin	Q3-4 2022 Bonus Pool Funding Multiple for Operating Margin*
Below Operating Margin Floor	0%
1.4 pts below Goal	90%
0.9 pts below Goal	95%
0.4 pts below Goal	100%
At Goal	100%
0.4 pts above Goal	100%
0.9 pts above Goal	105%
1.4 pts above Goal	110%
1.9 pts above Goal	115%
2.4 pts above Goal	120%
>2.4 pts above Goal	120%
-	-

* “%” equals the target bonus amount per the payout above. The lowest Funding Multiple for Revenue set forth above assumes that the achievement of the Q3-4 2022 Performance Goal for Revenue is equal to at least the Revenue Floor required to fund the Q3-4 2022 Bonus Plan. The maximum Funding Multiple for Operating Margin shall be 120%. There is no maximum Funding Multiple for Revenue.
Illustration
For example, if the Company achieves its Revenue at 101% of the Q2-4 2022 Performance Goal for Revenue and achieves its Operating Margin at 1.3pts above the Q2-4 2022 Performance Goal for Operating Margin, the Q2-4 2022 Bonus Pool will fund as to 104.5%, determined as follows:
–50% on achievement of the Revenue Q3-4 2022 Performance Goal (50% weighted target * 100%)
–54.5% on achievement of the Operating Margin Q3-4 2022 Performance Goal (50% weighted target * 109%)
3.Timing of Bonus Payments. The quarterly bonus earned under this Q3-4 2022 Bonus Plan shall be paid in the quarter following the quarter in which earned.